Exhibit 99.3

PRESS RELEASE
For Immediate Release

Monolithic Power Systems Appoints New Board Member

KIRKLAND, WASHINGTON, February 8, 2023-- Monolithic Power Systems, Inc. (“MPS”) (Nasdaq: MPWR), a fabless company with a global footprint that provides high-performance, semiconductor-based power electronic solutions, announced the appointment of Eileen Wynne to its Board of Directors (the “Board”) on February 7, 2023.

“We are pleased to have Eileen join our Board,” said Michael Hsing, Chairman of the Board. “She embodies our commitment to an experienced, creative and diverse leadership team.”

“I am honored to be invited to join the Board of MPS, one of the fastest growing companies in the analog semiconductor industry,” said Eileen Wynne.

Eileen Wynne, 56, has served as interim Chief Financial Officer of IDEX Biometrics ASA (“IDEX”), a provider of fingerprint identification technologies, since August 2022, and supported IDEX on a consulting basis since December 2020. From November 1999 to June 2019, Ms. Wynne held various managerial and senior roles at Analog Devices, Inc. (“ADI”), a global semiconductor company, including Vice President and Chief Accounting Officer from May 2013 to June 2019, and interim Chief Financial Officer from March 2017 to September 2017. Prior to ADI, Ms. Wynne held various positions in private and public accounting. Ms. Wynne holds a B.A. in Financial Economics from St. Anselm College and an M.S. in Accounting from Bentley University.

About Monolithic Power Systems

Monolithic Power Systems, Inc. (“MPS”) is a fabless company with a global footprint that provides high-performance, semiconductor-based power electronic solutions. MPS’s mission is to reduce energy and material consumption to improve all aspects of quality of life. Founded in 1997 by our CEO Michael Hsing, MPS has three core strengths: deep system-level knowledge, strong semiconductor expertise, and innovative proprietary technologies in the areas of semiconductor processes, system integration, and packaging. These combined advantages enable MPS to deliver reliable, compact, and monolithic solutions that are highly energy-efficient and cost-effective, while providing a consistent return on investment to our stockholders. MPS can be contacted through its website at www.monolithicpower.com or its support offices around the world.

Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Bernie Blegen

Chief Financial Officer

Monolithic Power Systems, Inc.

408-826-0777

investors@monolithicpower.com